LENNAR PARTNERS

An LNR Company

March 1, 2001

LaSalle Bank, N.A.

135 South LaSalle Street, Suite 1625

Chicago, Illinois 60603

Attention: Asset Backed Securities Trust Services Group

LB-UBS Commercial Mortgage Trust 2000-C5

Re: Annual Independent Public Accountant's Servicing Report

LB-UBS Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2000-C5

To whom it may concern:

As of and for the year ended December 31, 2000, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $ 10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan Chapman

Vice President

760 Northwest 107th Avenue Suite 400 Miami, Florida 33 172

Telephone: (305) 220-4300 Fax: (305) 226-3428